Exhibit 4.1

FOURTH SUPPLEMENTAL INDENTURE

FOURTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of January 27, 2017, among HomeFed Corporation, a Delaware corporation (the “Company”), the guarantors party hereto (the “Guarantors”) and Wilmington Trust, National Association, as trustee (the “Trustee”), under the Indenture dated as of June 30, 2015 among the “Company, the guarantors party thereto and the Trustee (as amended, supplemented or otherwise modified, the “Indenture”).

W I T N E S S E T H :

WHEREAS, the Company has heretofore executed and delivered to the Trustee the Indenture, providing initially for the issuance of $125,000,000 in aggregate principal amount of the Company’s 6.50% Senior Notes due 2018 (the “Notes”);

WHEREAS, Section 9.02 of the Indenture provides that the Company, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes or the Guarantees or waive compliance with any provision of the Indenture, the Notes or the Guarantees with the written consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class;

WHEREAS, the parties hereto are entering into this Supplemental Indenture in order to amend the Indenture and waive any restrictive provisions or covenants contained in the Indenture in order to permit the financing transactions described on Exhibit A hereto (such financing, the “EB-5 Financing” and such amendment and waiver, the “Amendment and Waiver”);

WHEREAS, the Amendment and Waiver described in the preceding paragraph requires the consent of the Holders of at least a majority in principal amount of Notes outstanding (the “Consenting Holders”);

WHEREAS, the execution and delivery of this Supplemental Indenture and the adoption of the Amendment and Waiver by the Company, the Guarantors and the Trustee have been authorized by the consent of the Consenting Holders pursuant to a letter agreement among the Company and the Consenting Holders dated  January 26, 2017; and

WHEREAS, in accordance with Sections 9.02, 9.05, 11.03 and 11.04 of the Indenture, the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel with respect to this Supplemental Indenture as of the date hereof;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, each party mutually covenants and agrees for the equal and ratable benefit of the Holders as follows:

1.         Defined Terms.  As used in this Supplemental Indenture or Exhibit A hereto, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “Holders” in this Supplemental Indenture shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such Holders.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2.         EB-5 Transactions.  The Indenture is hereby amended in order to permit the EB-5 Financing and the transactions related thereto as set forth on Exhibit A hereto (collectively, the “EB-5 Transactions”) and any covenants, terms or provisions of the Indenture, the Guarantees or the Notes that would prohibit such EB-5 Transactions are hereby waived. For the avoidance of doubt, except as expressly set forth in this Supplemental Indenture, including in Exhibit A hereto, in connection with the EB-5 Financing, the Company and its Subsidiaries shall continue to comply with Sections 4.03, 4.05, 6.01 and 6.07 of the Indenture, as amended from time to time, including by this Supplemental Indenture, if applicable.

3.         Amendment to Section 1.01.  Section 1.01 is hereby amended by adding the following definition:

“Fourth Supplemental Indenture” means that certain Fourth Supplemental Indenture, dated as of January 27, 2017 among the Company, the Guarantors party thereto and the Trustee.

4.         Amendment to Section 4.03(b)(ix).  Section 4.03(b)(ix) is hereby deleted and replaced in its entirety with the following:

(ix) Indebtedness or Disqualified Stock of the Company and Indebtedness, Disqualified Stock or Preferred Stock of any Subsidiary of the Company not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred or issued, as applicable, pursuant to this clause (ix), does not at any one time outstanding exceed (A) $35.0 million plus (B) an aggregate of $103,145,000 of Indebtedness from the EB-5 Financing less (C) the aggregate principal amount of Notes repurchased by the Company or its Subsidiaries using the proceeds of Asset Sales pursuant to Section 4.06 of the Indenture after the date of the Fourth Supplemental Indenture; provided that the aggregate outstanding Indebtedness or Disqualified Stock of the Company and Indebtedness, Disqualified Stock or Preferred Stock of any Subsidiary of the Company (for the avoidance of doubt, including the Notes or guarantees thereof incurred pursuant to clause (ii) of this Section 4.03(b) and Indebtedness from the EB-5 Financing incurred pursuant to this clause (ix)) shall not exceed (A) $138,145,000 less (B) the aggregate principal amount of Notes repurchased by the Company or its Subsidiaries using the proceeds of Asset Sales pursuant to Section 4.06 of the Indenture after the date of the Fourth Supplemental Indenture as of the date of the incurrence or issuance of any Indebtedness, Disqualified Stock or Preferred Stock pursuant to this clause (ix); provided further that any Indebtedness from the EB-5 Financing (other than the Bridge Loans, HomeFed Expense Advancements and Provisional Refund Guaranty Agreement  (each as defined in Exhibit A to the Fourth Supplemental Indenture)) may only be incurred pursuant to this clause (ix) and not any other clause of this Section 4.03; provided further that any Indebtedness from the EB-5 Financing (other than the Bridge Loans, HomeFed Expense Advancements and Provisional Refund Guaranty Agreement) shall be Subordinated Indebtedness and otherwise on the terms set forth in Exhibit A to the Fourth Supplemental Indenture.

5.         Waiver of Compliance with Section 4.11.  With respect to Otay Village III Lender, LLC and Otay Village III Manager, LLC, each of which are wholly owned subsidiaries of the Company and are not Significant Subsidiaries and taken together (as of the date of the Company's latest audited consolidated financial statements) would not be a Significant Subsidiary, compliance with Section 4.11 is hereby waived as set forth in Exhibit A hereto and any Guarantees by each of Otay Village III Lender, LLC and Otay Village III Manager, LLC shall hereby be unconditionally released and discharged, subject to compliance with the requirements of Section 10.03(a)(ii) of the Indenture.

6.         Right of the Holders to Receive Payment.  Notwithstanding any other provision of this Supplemental Indenture, as provided in Section 6.07 of the Indenture, the right of any Holder to receive payment of principal of and interest on the Notes held by such Holder on or after the respective due dates expressed or provided for in the Notes, or to bring suit for enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

7.         Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended and supplemented hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

8.         No Recourse Against Others.  No past, present or future director, officer, employee, manager, incorporator, agent or holder of any Equity Interests in the Company or of the Guarantors, as such, shall have any liability for any obligations of the Company and the Guarantors under the Notes, the Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  The waiver may not be effective to waive liabilities under the federal securities laws.

9.         Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.  EACH OF THE NEW GUARANTOR, THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

10.       Trustee Makes No Representation.  The Trustee shall not be responsible in any manner whatsoever for or in respect of and makes no representation as to the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals or statements contained herein, all of which recitals and statements are made solely by the Guarantor.

11.       Multiple Originals.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  One signed copy is enough to prove this Supplemental Indenture.  The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or email (in PDF format or otherwise) shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or email (in PDF format or otherwise) shall be deemed to be their original signatures for all purposes.

12.       Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction thereof.

13.       Successors.  All agreements of the Guarantor in this Supplemental Indenture shall bind its successors.  All agreements of the Trustee in this Indenture shall bind its successors.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

HOMEFED CORPORATION

By:	/s/ Paul J. Borden
Name: Paul J. Borden
Title: President

BEI Beach LLC
as Guarantor

By:	/s/ Paul J. Borden
Name: Paul J. Borden
Title: President

MC Leisure LLC
as Guarantor

By:	BEI Beach LLC, its Sole Member

By:	/s/ Paul J. Borden
Name: Paul J. Borden
Title: President

CDS Holding Corporation
as Guarantor

By:	/s/ Paul J. Borden
Name: Paul J. Borden
Title: President

CDS Devco
as Guarantor

By:	/s/ Paul J. Borden
Name: Paul J. Borden
Title: President

HFC - Glen Cove, LLC
as Guarantor

By:	/s/ Paul J. Borden
Name: Paul J. Borden
Title: President

HFC - Rockport, LLC
as Guarantor

By:	/s/ Paul J. Borden
Name: Paul J. Borden
Title: President

HOFD Ashville Park LLC
as Guarantor

By:	HomeFed Corporation, its Sole Member

By:	/s/ Paul J. Borden
Name: Paul J. Borden
Title: President

HomeFed Fanita Rancho, LLC
as Guarantor

By:	HomeFed Corporation, its Sole Member

By:	/s/ Paul J. Borden
Name: Paul J. Borden
Title: President

JWO Land, LLC
as Guarantor

By:	/s/ Paul J. Borden
Name: Paul J. Borden
Title: President

HomeFed Resources Corporation,
as Guarantor

By:	/s/ Paul J. Borden
Name: Paul J. Borden
Title: President

HomeFed Otay Land II, LLC,
as Guarantor

By:	/s/ Paul J. Borden
Name: Paul J. Borden
Title: President

HomeFed Village 2 West, LLC
as Guarantor

By:	/s/ Paul J. Borden
Name: Paul J. Borden
Title: President

HomeREN, Inc.
as Guarantor

By:	/s/ Paul J. Borden
Name: Paul J. Borden
Title: President

BRP Leasing, LLC
as Guarantor

By:	/s/ Paul J. Borden
Name: Paul J. Borden
Title: President

LUK-MB2, LLC
as Guarantor

By:	/s/ Paul J. Borden
Name: Paul J. Borden
Title: President

LUK-MB3, LLC
as Guarantor

By:	HomeFed Corporation, its Sole Member

By:	/s/ Paul J. Borden
Name: Paul J. Borden
Title: President

LUK-MB5, LLC
as Guarantor

By:	/s/ Paul J. Borden
Name: Paul J. Borden
Title: President

LUK-REN II, Inc.
as Guarantor

By:	/s/ Paul J. Borden
Name: Paul J. Borden
Title: President

Maine Seabord Realty, LLC
as Guarantor

By:	/s/ Paul J. Borden
Name: Paul J. Borden
Title: President

North East Point, LLC
as Guarantor

By:	/s/ Paul J. Borden
Name: Paul J. Borden
Title: President

Otay Land Company, LLC
as Guarantor

By:	/s/ Paul J. Borden
Name: Paul J. Borden
Title: President

Flat Rock Land Company, LLC
as Guarantor

By:	/s/ Paul J. Borden
Name: Paul J. Borden
Title: Manager

Otay Valley Development Company, LLC
as Guarantor

By:	/s/ Paul J. Borden
Name: Paul J. Borden
Title: President

Bird Ranch Development Company, LLC
as Guarantor

By:	/s/ Paul J. Borden
Name: Paul J. Borden
Title: President

Pacho Holdings, Inc.
as Guarantor

By:	/s/ Paul J. Borden
Name: Paul J. Borden
Title: President

Palm Isle Capital, LLC
as Guarantor

By:	/s/ Paul J. Borden
Name: Paul J. Borden
Title: President

Panama City BEI Holdings, LLC
as Guarantor

By:	/s/ Paul J. Borden
Name: Paul J. Borden
Title: Manager

Panama City Land Company, LLC
as Guarantor

By:	/s/ Paul J. Borden
Name: Paul J. Borden
Title: President

St. Andrew Bay Land Company, LLC
as Guarantor

By:	/s/ Paul J. Borden
Name: Paul J. Borden
Title: President

10 Acre, LLC
as Guarantor

By:	St. Andrew Bay Land Company, LLC, as
sole manager

By:	/s/ Paul J. Borden
Name: Paul J. Borden
Title: President

Academy Park Homes, LLC
as Guarantor

By:	/s/ Paul J. Borden
Name: Paul J. Borden
Title: President

Rampage Vineyard, LLC
as Guarantor

By:	HomeFed Corporation,
its Sole Member

By:	/s/ Paul J. Borden
Name: Paul J. Borden
Title: President

San Luis Bay Holdings, Inc.
as Guarantor

By:	/s/ Paul J. Borden
Name: Paul J. Borden
Title: President

HomeFed Otay Construction, Inc.
as Guarantor

By:	/s/ Erin. N. Ruhe
Name: Erin N. Ruhe
Title: Vice President

Otay Village III Lender, LLC

By:	Otay Village III Manager, LLC,
by its Managing Member
HomeFed Corporation

By:	/s/ Erin. N. Ruhe
Name: Erin N. Ruhe
Title: Vice President

Otay Village III Manager, LLC

By:	HomeFed Corporation,
its Managing Member

By:	/s/ Erin. N. Ruhe
Name: Erin N. Ruhe
Title: Vice President

HomeFed Village III, LLC

By:	HomeFed Otay Land II, LLC,
its Sole Member

By:	/s/ Paul J. Borden
Name: Paul J. Borden
Title: President

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Hallie E. Field
Name: Hallie E. Field
Title: Assistant Vice President

EXHIBIT A

TO FOURTH SUPPLEMENTAL INDENTURE

HomeFed Corporation, a Delaware corporation (“HomeFed”), proposes to raise up to $125,000,000 of financing under the EB-5 Immigrant Investor Program (the “EB-5 Program”) for a project comprising infrastructure improvements for the 426-acre Otay Ranch Village 3 North property located in Chula Vista, California along Heritage Road between Main Street and Olympic Parkway (“Village 3” or the “Property”), construction and management of a mixed-use town center with approximately 275 apartment units and 30,000 square feet of retail/community space (the “Town Center”), a joint venture with homebuilders to construct 948 for-sale homes and townhouses, and sale of other parcels (including single family lots, a school site and commercial and industrial land) within the property (collectively, the “Project”).  The Project is located in a targeted employment area (“TEA”), and is therefore eligible for the $500,000 minimum capital contribution under the EB-5 Program (as compared to a $1,000,000 minimum capital contribution for a project not located in a TEA).

In order for an investor to obtain permanent residency under the EB-5 Program, such investor’s investment must be responsible for creating ten (10) direct, indirect or induced jobs.  The Project intends to rely entirely on job creation determined through the use of reasonable methodologies in accordance with a report from an economist experienced in EB-5 financings.  As such, the Project should not need to demonstrate the direct hiring and retention of any employees in order for investors to be eligible for permanent residency.

Capitalized terms not defined in this Exhibit A will have the meanings set forth in the Indenture.

The EB-5 Offering by a New Commercial Enterprise

HomeFed has formed Otay Village III Lender, LLC, a Delaware limited liability company, which is intended to serve as a as a new commercial enterprise under the EB-5 Program (the “NCE”).  The NCE is managed by Otay Village III Manager, LLC, a Delaware limited liability company (the “Manager”) a wholly-owned subsidiary managed by HomeFed.  Neither the NCE nor the Manager are individually or collectively “Significant Subsidiaries.” Effective as of the date of the Supplemental Indenture, the Manager and the NCE will be expressly released and discharged as Guarantors of HomeFed’s 6.50% Senior Notes due 2018 (the “Notes”) and will have no further obligations to guarantee the Notes.  The Manager will hold Class B Units in the NCE.  The NCE will offer and sell up to 250 of its Class A Units of the NCE to foreign nationals interested in obtaining an EB-5 visa (the “Offering”).  The Offering will be conducted in reliance upon the exemption from registration under the Securities Act of 1933, as amended, contained in Regulation D, Rule 506 promulgated under such statute.  Certain offers may also qualify for the exclusion from the registration requirements under such statute afforded by Regulation S.

The Offering will be conducted on a best-efforts basis by one or more offshore marketing agents in China and certain other foreign jurisdictions (“Offshore Marketing Agents”).  EB-5 programs of this size typically remain on the market between six (6) and twenty-four (24) months until they sell out or the Offering is otherwise terminated.

The price per Class A Unit will be $500,000 or such other amount as may become the minimum investment under the EB-5 Program for a project located in a TEA (the “Capital Contribution”).  As is customary in the EB-5 investment market, investors will also be required to pay to the Manager a processing fee of approximately 10% of the Capital Contribution to pay or reimburse organization and syndication costs attributable to the holders of Class A Units, including organizational expenses and marketing costs, commissions and fees incurred in connection with the Offering and the investors’ participation in the Offering (the “Processing Fee”).  The Processing Fee is not considered a capital contribution, and investors receive no credit to their capital account or investment return based upon the Processing Fee.  All or substantially all of the Processing Fees will be paid by the Manager to Offshore Marketing Agents.

The Class A Units are anticipated to have a preferred return of 0.25% per annum, subject to reduction for expenses incurred on behalf of Class A Unitholders, increases upon the initial maturity date of the Loan (defined below) or events of default under the Loan.  The base level of the preferred return may increase based on market conditions but will not exceed 1% per annum.  Distributions upon a “Capital Event” (generally, full or partial repayment of the Loan or full or partial repayment of a Reinvestment (defined below)), are paid first to the Class A Unitholders to the extent of their unpaid preferred returns, second to the Class A Unitholders as a return of their Capital Contributions, and third to the Manager as the holder of Class B Units; provided that, distributions to a Class A Unitholder for return of his or her Capital Contribution will not occur if such Class A Unitholder has not yet received approval of his or her I-829 petition for removal of conditions on permanent residency under the EB-5 Program.  This is due to the EB-5 Program requirement that the Capital Contribution must remain “at risk” throughout the investor’s conditional residency period.

All distributable profits of the NCE (consisting of interest income on the Loan less expenses) in excess of preferred returns to Class A Units will be paid to the Manager as the holder of Class B Units.

HomeFed will advance funds in the form of intercompany loans to the Manager for out-of-pocket expenses reasonably incurred by or on behalf of the Manager and the NCE that are directly related to the organization of the NCE and the Manager and the marketing and sale of the Offering, including, but not limited to, legal fees and expenses, translation expenses, escrow expenses and commissions, filing fees, reasonable travel and entertainment expenses, fees and expenses relating to the production of marketing materials and the funding of reserves with respect to such expenses as determined by the Manager (“HomeFed Start-Up Expense Advances”).  HomeFed Start-Up Expense Advances will not exceed $750,000.  HomeFed may also advance funds to the Manager for the NCE’s and the Manager’s operating expenses (including sales commissions and referral expenses), to  the extent that such expenses cannot be covered from interest payments on the Loan or distributions by the NCE to the Manager (“HomeFed Operating Expense Advances,” and together with the HomeFed Start-Up Expense Advances, the “HomeFed Expense Advancements”).  The balance of HomeFed Operating Expense Advances will not at any time exceed the lesser of (a) the anticipated amount of future distributions to the Manager as Class B Unitholder of the NCE over the life of the Loan, assuming payment of all required interest payments under the Loan repayment in full of the Loan upon the Maturity Date (as the same may be extended) or (b) $2,000,000.  The NCE will be obligated to reimburse the Manager for the HomeFed Expense Advancements, and the Manager will be obligated to reimburse HomeFed for HomeFed Expense Advancements, in each case to the extent of funds available for such purpose (it being understand that Capital Contributions are not available for this purpose due to EB-5 Program requirements).  Except for HomeFed Expense Advancements, HomeFed and the Guarantors of the Notes will not transfer property, assets or securities to the Manager or the NCE or make any Investments in the Manager or the NCE that exceed $10,000 in the aggregate for both the NCE and the Manager.

Refundability Upon Conditional Visa Denial/Loan Acceleration and Provisional Refund Guaranty Agreement

Consistent with customary market practice in the EB-5 industry, investors who receive a denial of conditional residency from USCIS will be entitled to a refund of their Capital Contributions and Processing Fees, and upon refund of an investor’s Capital Contribution, such investor will cease to be a member of the NCE and he or she will forfeit his or her Class A Units.

To the extent that Capital Contributions remaining in the escrow account are insufficient to refund any investor’s Capital Contribution following a visa denial, the JCE will be required under the Loan Agreement (defined below) to repay to the NCE a sufficient principal amount of the Loan to enable the NCE to satisfy its obligation to such investor (the “Conditional Visa Denial Acceleration Obligation”).  The Conditional Visa Denial Acceleration Obligation of the JCE will be guaranteed by HomeFed under a guaranty agreement (the “Provisional Refund Guaranty Agreement”).  In the event the JCE or HomeFed provides funds for the return of a Capital Contribution, the obligation under the Loan Agreement will be reduced by such amount.

The Manager will also be required to return such investor’s Processing Fee.  The Manager’s obligation will not be guaranteed by HomeFed under the Provisional Refund Guaranty Agreement and will be an unsecured obligation of the Manager.  The Manager will be relieved of this obligation to the extent it is unable to obtain a return of funds advanced to Offshore Marketing Agents.

Bridge Loans

In anticipation of the EB-5 financing, HomeFed will make available to the HomeFed Village III, LLC, a job-creating entity under the EB-5 Program (the “JCE”), up to $125,000,000 in bridge loans (the “Bridge Loans”).  The JCE is currently a Guarantor of the Notes and will remain a Guarantor of the Notes until all Obligations under the Indenture and Notes are repaid in full in cash.  Under the EB-5 Program, if a project commences based on the interim or bridge financing prior to the receipt of the EB-5 capital and subsequently replaces such financing with EB-5 capital, the new commercial enterprise may still receive credit for the job creation under United States Citizenship and Immigration Service (“USCIS”) regulations.  As investor funds are invested and released from escrow (see “Release of EB-5 Funds from Escrow” below), such funds will be used first to repay Bridge Loans to HomeFed and then, after all Obligations under the Bridge Loans are fully repaid, for remaining costs that the JCE is obligated to incur under certain agreements with homebuilders with respect to the Project (the “Infrastructure Obligation”).

Due to limitations imposed by USCIS adjudication policy, HomeFed may not use EB-5 capital to repay the Notes.  HomeFed intends to repay the Notes using other available funds.

Release of EB-5 Funds from Escrow

Consistent with customary market practice in the EB-5 industry, the NCE will enter into an escrow agreement (the “Escrow Agreement”) with a third party escrow agent (the “Escrow Agent”).  Investors will fund their Capital Contributions (but not their Processing Fees) into an escrow account, and the Escrow Agreement will provide that one hundred percent (100%) of each investor’s Capital Contribution will be released to the NCE upon satisfaction of the following conditions, inter alia:

(a)          A minimum number of Class A Units in the NCE have been subscribed for, such minimum to be determined (and which may be one Class A Unit);

(b)          Such Class A Unitholder has filed its petition for conditional residency with USCIS;

(c)          The NCE has entered into a final loan agreement between the NCE and the JCE (the “Loan Agreement”);

(d)          There is no then-existing event of default under the Loan Agreement;

(e)          HomeFed has executed the Provisional Refund Guaranty Agreement;

(f)           The regional center affiliated with the NCE remains a USCIS designated EB-5 regional center;

(g)          The NCE and the Manager have been released as Guarantors of the Sponsor’s obligations under the Notes, to the extent they previously were Guarantors; and

(h)          A majority of the holders of the Notes shall have consented to the Fourth Supplemental Indenture.

The EB-5 Loan

The NCE will lend the entire amount of those Capital Contributions that are released from the Escrow Account to the JCE (the “Loan”) pursuant to the terms of the Loan Agreement.  Each advance under the Loan Agreement (each referred to as an “Advance”) will be made to the JCE in accordance with the conditions for the closing and disbursements of each Advance set forth in the Loan Agreement; provided that the basic terms of the Loan Agreement, the Advances and other related documents shall include the following terms:

(a)          Advances will occur following an initial closing upon satisfaction of customary pre-conditions to construction funding, including certification of expenditures on the Infrastructure Obligation.

(b)          During the period commencing on the date of the first Advance and ending on the expiration of the term of the Loan (the “Loan Maturity Date”), the unpaid principal balance of the Loan will accrue interest at a simple (non-compounded) rate of 6% per annum or less unless increased upon an extension of the Loan Maturity Date, which increased rate shall not exceed 6.5% per annum prior to repayment in full of all Obligations under the Indenture and the Notes; provided, however, that prior to repayment in full of all Obligations under the Indenture and the Notes, the interest rate of the Loan may be increased upon an extension of the Loan Maturity Date above 6.5% per annum, but not to exceed 9% per annum; provided, further that if the interest rate of the Loan exceeds 6.5% per annum, holders of the Notes shall be entitled to an interest rate per annum on the Notes equal to such interest rate on the Loan.  Interest on the Loan will be paid quarterly in arrears.

(c)          The maturity date of the Loan (the “Maturity Date”) shall be five or more years from the date of the first Loan closing; provided that the JCE is intended to have the right to extend the Maturity Date by up to four years (via one-year extension rights), subject to an increase in interest rate as provided for in clause (b) above.  Unless any earlier right to repayment arises pursuant to the Loan Agreement as described herein, the JCE will be obligated to pay the outstanding principal amount of the Loan and any accrued but unpaid interest in a single balloon payment due on the Maturity Date.

(d)          The JCE will have the right to pre-pay, without penalty or premium, all or any portion of an Advance funded with the Capital Contribution of a holder of Class A Units after such investor has (i) received permanent residency, (ii) has otherwise become disqualified from being a member of the NCE, or (iii) has withdrawn his or her immigration petition voluntarily or involuntarily.  The JCE may not make any voluntary re-payments or pre-payments of the Loan prior to repayment in full in cash of all Obligations under the Indenture and the Notes.  The JCE also may not make any mandatory re-payments or pre-payments of the Loan prior to repayment in full in cash of all Obligations under the Indenture and the Notes except as provided under the Conditional Visa Denial Acceleration Provision.

(e)          Subject to clause (d) above, the JCE may pre-pay, upon payment of a premium to be determined, any amounts of the Loan, but only upon the availability of a determination from USCIS that such prepayment will not adversely affect the processing of any pending immigration petition of a holder of Class A Units, and only with consent of the NCE.  The premium will be designed to enable the NCE to discharge its contractual obligations associated with the Offering, pay previously unreimbursed HomeFed Expense Advances and pay the preferred returns on Class A Units.

(f)          The Loan shall be secured by any or all of the properties listed on Schedule 1 hereto with a Loan to value ratio based on appraised value (“LTV”) equal to or greater than a minimum LTV of  no less than 80% prior to repayment in full of all Obligations under the Indenture and the Notes.  Such collateral may be substituted with one or more properties listed on Schedule 1 or Schedule 2 hereto; provided that the foregoing LTV requirements are satisfied giving effect to such substitution (the collateral pledged at any given time, the “Collateral”). The Loan Agreement will contain a condition to each Advance that sufficient collateral be pledged to meet the LTV requirement giving effect to the Advance.  However, while any Obligations under the Notes or the Indenture are outstanding, the LTV immediately following any Advance shall not be less than 80% based on the total principal outstanding under Loan (including such Advance) and the total appraised value of all Collateral pledged. This LTV covenant will be measured for compliance no more often than (a) as a condition to each Advance; (b) as a condition to substitution of Collateral; (c) as required, in the reasonable opinion of legal counsel to the NCE, to maintain the exemption from registration under Section 3(c)(5)(C) of the Investment Company Act of 1940, as amended, should the exemption under Section 3(c)(1) of such law not be available; and (d) the end of each calendar quarter.  Moreover, for purposes of determining the value of Collateral, the Loan Agreement shall not require an appraisal that is more current than three (3) months prior to any LTV covenant measurement date.

(g)          Prior to the repayment in full in cash of all Obligations under the Indenture and the Notes, the Loan shall be Subordinated Indebtedness that is subordinated in right of payment to the JCE’s guarantee of the Notes and to all other Obligations owed by the JCE to HomeFed and other Guarantors of the Notes (including under the Bridge Loan).  The NCE and the JCE shall enter into a subordination agreement (the “Subordination Agreement”) with the Trustee for the Notes, in form and substance acceptable to the Trustee, that contains customary protections for the Holders of the Notes, including:

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Payment Subordination.  Notwithstanding anything to the contrary in the Loan Agreement, until repayment in full in cash of all Obligations under the Indenture and the Notes, no payments or distributions shall be made by the JCE, HomeFed or any of their Subsidiaries to the NCE in respect of the Loan; provided, however, that, subject to the provisions described below, cash interest payments payable on regular interest payment dates and payments required under the Conditional Visa Denial Acceleration Obligation and the Provisional Refund Guaranty Agreement, and HomeFed Expense Advancements, will be permitted..  The Subordination Agreement shall not preclude the NCE from proceeding against the Collateral and retaining the proceeds therefrom to the maximum extent permitted by applicable law.

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Payment Blockage.  If an Event of Default occurs and is continuing under the Indenture and the Notes, then no cash interest payments on account of the Loan shall be made during the period commencing on the earliest date the Trustee, HomeFed, the JCE or the NCE receives notice of, or otherwise becomes aware of, such Event of Default.  Payments required under the Conditional Visa Denial Acceleration Obligation, the Provisional Refund Guaranty Agreement and HomeFed Expense Advancements may continue during such Event of Default.

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Turnover of Payments.  Until repayment in full in cash of all Obligations under the Indenture and the Notes, any payments or proceeds of any property, assets or securities received (other than the Collateral) by any agent or trustee for the Loan or received by the NCE (whether from HomeFed, the JCE, any of their Subsidiaries or another party on behalf of the JCE or otherwise and whether in insolvency, liquidation or bankruptcy proceedings or otherwise), paid in violation of the Subordination Agreement, shall be held in trust for the holders of the Notes and shall be turned over to the Trustee for the Notes until the repayment in full in cash of all Obligations under the Indenture and the Notes.

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Mandatory Prepayment of the Bridge Loans.  If the JCE sells, leases or otherwise transfers all or any part of its assets outside the ordinary course of business, incurs any Indebtedness secured by all or any part of its assets (other the Loan or its guaranty of the Notes), or effects the sale of any of its equity securities, the JCE shall, promptly following receipt of the proceeds from any such sale, lease or other transfer or issuance of Indebtedness or equity securities, repay the Bridge Loans to HomeFed in the amount of the net proceeds therefrom.  HomeFed shall use the proceeds from any such payment of the Bridge Loans (including any prepayment thereof) to repay the Obligations under the Indenture and the Notes.  For the avoidance of doubt, the foregoing sentence does not apply to the repayment of Bridge Loans using proceeds of the Loan.

●	Insolvency/Liquidation.

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Prior Payment.  In the event of any insolvency or bankruptcy proceedings relative to HomeFed, the JCE, or any of their Subsidiaries or their property, or any receivership, liquidation, reorganization or other similar proceedings in connection therewith, or, in the event of any proceedings for voluntary liquidation, dissolution or other winding up of HomeFed, the JCE, or any of their Subsidiaries HomeFed, all Obligations under the Indenture and the Notes shall be paid in full in cash before any distribution made on account of the Loans, excluding distributions from proceeds of the Collateral.

o
Payments To Which the NCE Would Otherwise Be Entitled. Until all Obligations under the Indenture and the Notes are paid in full in cash, any payment or distribution of any property, assets or securities (other than the Collateral) of the JCE, HomeFed or any of their Subsidiaries of any kind or character, whether in cash or other property, to which the NCE would be entitled but for the Subordination Agreement shall be made by the JCE, HomeFed or any of their Subsidiaries or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution directly to the Trustee for the Indenture and the Notes to the extent necessary to pay all Obligations under the Indenture and the Notes in full in cash.

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Relief from Automatic Stay.  The NCE shall agree that, for so long as any Notes remain outstanding, the NCE shall not seek or request relief from or modification of the automatic stay in bankruptcy, except with respect to its rights in the Collateral.  Further, the NCE shall agree not to oppose any motion made by the Trustee or Holders of the Notes to lift the automatic stay, except with respect to its rights in the Collateral.

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Post-Petition Interest.  The NCE shall not oppose or seek to challenge any claim by the Trustee or Holders of the Notes for allowance in any bankruptcy, insolvency or liquidation proceeding of post-petition interest, fees or expenses.

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Plan Participation/Right to Vote. The NCE shall agree not to propose or support a plan of reorganization that does not result in the satisfaction of all Obligations under the Indenture and the Notes in full in cash.

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Subrogation. The NCE shall waive any rights of subrogation it may acquire as a result of any payment under the Loan Agreement until repayment in full in cash of all Obligations under the Indenture and the Notes.

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Acknowledgement of Inducement.  The NCE, by entering into the Subordination Agreement, shall acknowledge and agree that the provisions of the Subordination Agreement are, and are intended to be, an inducement and a consideration to the Holders of the Notes, whether the Notes were acquired before or after the first Advance under the Loan, to acquire and continue to hold, or to continue to hold, the Notes and the Holders of the Notes shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, the Notes.

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Effectiveness of Subordination Agreement.  The Subordination Agreement (including the Payment Subordination and Turnover of Payments provisions therein) shall continue in full force and effect after the filing of any petition by or against the JCE, HomeFed or any of their Subsidiaries under the Bankruptcy Code or any Bankruptcy Law (and all converted or succeeding cases in respect thereof).

(h)           Except with respect to customary recourse carve-out guarantees and the Provisional Refund Guaranty Agreement, the Loan will be non-recourse to HomeFed.

(i)            The Loan Agreement and other related documents may not include any encumbrance or restriction on the ability of the JCE to honor its guarantee of the Notes or its Obligations owed to HomeFed (including under the Bridge Loan), except for encumbrances or restrictions existing under or by reason of any of the exceptions set forth in Section 4.05 of the Indenture.

Use of Loan Proceeds/Repayment of the Bridge Loans

Proceeds from the Loan will be used either directly for the Infrastructure Obligation or to repay the Bridge Loans and for no other purpose.

Such use of proceeds will enable HomeFed to deploy other liquid assets that would otherwise be required to fund the Infrastructure Obligation for other purposes, including repayment of the Notes.

Reinvestment of Repaid Loan Proceeds

If the JCE sells or refinances the Project before the end of conditional residence of some or all investors, such investors might be found by USCIS to have failed to maintain their investment at risk in the Project and might not be able to obtain removal of conditions for permanent residency.  Therefore, if, at any time during the conditional resident status period for any investor, any Loan amount is paid or prepaid by the JCE, the NCE will have the option to reinvest proceeds of the Loan that have been repaid in alternate investments that qualify under the EB-5 Program for the purpose of preserving the investors’ “at risk” investment and eligibility for permanent residency (a “Reinvestment”).  The Manager’s current intention is to reinvest Loan repayment proceeds in another real estate construction project of HomeFed that will (a) be consistent with USCIS adjudication policy for sustainment of the investment, (b) preserve the NCE’s exemption from the Investment Company Act of 1940 under Section 3(c)(5)(c) of such law applicable to a company that engages in the business of acquiring mortgages and mortgage-related instruments, and (c) in a manner in which the NCE would be able to call such investment within a reasonably short time in order to make funds available for distribution upon a capital event to Class A Unitholders that receive removal of conditions.  There can be no assurance that investment opportunities meeting these criteria will be available at the time of Loan repayment, and the Manager reserves the discretion to make any Reinvestment that is consistent with the limitations described in the NCE’s Operating Agreement, dated as of November 3, 2016 for Permitted Reinvestments.

USCIS petition adjudication policy prohibits any agreement with an investor to return a Capital Contribution after such investor has been approved for conditional residency (including a promise that only takes effect after such investor has obtained permanent residency and may therefore receive return of its investment).  Accordingly, the NCE will make no agreements with investors committing to return their Capital Contributions after approval for conditional residency.  However, as stated above, the NCE does intend to return Capital Contributions to investors as soon as practicable after the latter to occur of the Maturity Date (as the same may be extended) and each investor obtaining permanent residency

Schedule 1

The ownership interest of HomeFed Corporation in:

1.	Village 2 West

2.	Village 8 East

3.	Village 8 West

4.	Village 9

5.	Village 10

Schedule 2

1.	Fanita Ranch (Santee, CA)

2.	The Market Common (Myrtle Beach, SC)

3.	Portions of Village 3 (Escaya) (Chula Vista, CA)

4.	Pacho (San Luis Obispo County, CA)

5.	Ashville Park (Virginia Beach, VA)

6.	Sweetbay (Panama City, FL)